    As filed with the Securities and Exchange Commission on March 30, 1995

                                        Registration Statement No. 33-
                                                                      --------

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                        ------------------------------

                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ------------------------------

                               EKCO GROUP, INC.
            (Exact name of Registrant as specified in its charter)


         DELAWARE                                    11-2167167
 (State of incorporation)               (I.R.S. Employer Identification Number)


                              98 SPIT BROOK ROAD
                                  SUITE 102
                         NASHUA, NEW HAMPSHIRE 03062
                                (603) 888-1212

 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                        ------------------------------

                             JEFFREY A. WEINSTEIN
                     EXECUTIVE VICE PRESIDENT, SECRETARY,
                         GENERAL COUNSEL AND DIRECTOR
                               EKCO GROUP, INC.
                              98 SPIT BROOK ROAD
                                  SUITE 102
                              NASHUA, NH  03062
                                (603) 888-1212

                        ------------------------------

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ------------------------------

                               With copies to:
                             ANNE L. TULLY, ESQ.
             MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                             ONE FINANCIAL CENTER
                              BOSTON, MA  02111
                                (617) 542-6000

        Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

                        ------------------------------

                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of Securities Being     Amount to be     Proposed Maximum Offering         Proposed Maximum                  Amount of
       Registered              Registered         Price Per Share(1)         Aggregate Offering Price(1)        Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
     Common Stock               500,000                $6.1875                       $3,093,750                    $1,066.73
===================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange consolidated tape on March 24, 1995.

===================================================================================================================================

                     Cross-Reference Sheet Between Items
                   In Part I of Form S-3 and the Prospectus


                                                  Location or Caption
            Form S-3 Item No. and Caption         In Prospectus
            -----------------------------         -------------

   1.       Forepart of the Registration          Outside Front Cover Page
            Statement and Outside Front
            Cover Page of Prospectus

   2.       Inside Front and Outside Back         Inside Front and Outside Back
            Cover Pages of Prospectus             Cover Pages of Prospectus

   3.       Summary Information, Risk             Not Applicable
            Factors and Ratio of Earnings
            to Fixed Charges

   4.       Use of Proceeds                       Use of Proceeds

   5.       Determination of Offering Price       The Plan

   6.       Dilution                              Not Applicable

   7.       Selling Security Holders              Not Applicable

   8.       Plan of Distribution                  The Plan

   9.       Description of Securities to          Not Applicable
            be Registered

  10.       Interest of Named Experts and         Validity of Shares
            Counsel

  11.       Material Changes                      Not Applicable

  12.       Incorporation of Certain              Documents Incorporated
            Information by Reference              by Reference

  13.       Disclosure of Commission              Indemnification
            Position on Indemnification for
            Securities Act Liabilities



                               EKCO Group, Inc.






                                   DIVIDEND

                               REINVESTMENT AND

                                STOCK PURCHASE

                                     PLAN







                                    [LOGO]
                               EKCO Group, Inc.

Dear Shareholder:

     We are pleased to offer you the Ekco Group, Inc. Dividend Reinvestment and Stock Purchase Plan. The Plan provides a convenient way for you to invest in Ekco Group, Inc. Common Stock without paying brokerage fees or service charges.

     All Ekco Group, Inc. shareholders of record are eligible to participate in the Plan. Under the Plan, you may reinvest all or part of your cash dividends and/or make optional cash payments toward the purchase of additional shares of Ekco Group, Inc. Common Stock.

     This prospectus contains a detailed discussion of the Plan, along with instructions for participation. Shareholders participating in the Plan may withdraw any time, within the limits described in the prospectus.

     If your shares are registered in a name other than your own (for example, in a broker's or nominee's name) and, you wish to participate in the Plan, you should contact your broker or nominee.

     Please give careful attention to this prospectus. It is our hope that after you have reviewed it, you will view the Dividend Reinvestment and Stock Purchase Plan as a convenient way to increase your investment in Ekco Group, Inc.

                              Sincerely,

                              Robert Stein
                              President and Chief Executive Officer

Prospectus
----------

                               EKCO GROUP, INC.

                                -------------


                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


                                -------------


        Ekco Group, Inc. (the "Corporation") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides holders of record of shares of the Corporation's Common Stock, $.01 par value (the "Common Stock"), with a convenient and economical way to purchase additional shares of Common Stock without fees of any kind. Any holder of record of shares of Common Stock is eligible to join the Plan. The Plan currently provides for the purchase of an aggregate of 500,000 shares of Common Stock by stockholders.

        Participants in the Plan may:

        - Automatically reinvest cash dividends on all shares of Common Stock registered in their names.

        - Automatically reinvest cash dividends on less than all their shares of Common Stock and continue to receive cash dividends on their remaining shares of Common Stock.

        - Invest by making optional cash payments, at any time, whether or not any dividends on their shares of Common
                Stock are being reinvested. The Plan provides for a minimum optional cash payment of $10 per remittance and a maximum optional cash payment of $10,000 per calendar quarter.

        The price of shares of Common Stock purchased under the Plan will be either (a) if purchased from the Corporation, the average of the high and low sales prices of the shares of Common Stock, as reported on the New York Stock Exchange consolidated tape, on the relevant Investment Date, or (b) if purchased in the market or from private sources, the average cost of all shares purchased with respect to the relevant Investment Date. The closing price of the Common Stock on March 24, 1995 as published in The Wall Street Journal was $6.25 per share.

        Stockholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

                                -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -------------

                The date of this Prospectus is March 30, 1995

                               EKCO GROUP, INC.

        The Corporation, a Delaware corporation, is the issuer of the shares of Common Stock offered hereunder. The principal executive office of the Corporation is located at 98 Spit Brook Road, Suite 102, Nashua, New Hampshire 03062, telephone number (603) 888-1212.

        The Corporation is a leading United States manufacturer and marketer of broad lines of branded houseware products for everyday home use. The Corporation is the leading United States supplier of metal bakeware, kitchen tools and gadgets and non-poisonous and low-toxic pest control products and is also a leading United States supplier of plastic storage products (including crates, containers, baskets and office organizers), small animal care and control products, and brushes, brooms and mops. The Corporation broadly markets its products, primarily in the United States and Canada, through mass merchandise stores, including Wal-Mart and Kmart (the Corporation's largest customers), supermarkets, hardware stores, drug stores, specialty stores, home and agricultural centers and other retail outlets. As used herein, unless the context requires otherwise, the "Corporation" and the "registrant" refer to Ekco Group, Inc. and its subsidiaries.

        The Corporation's current business was established in 1987 through the purchase of Ekco Housewares, Inc. and subsequently through five additional acquisitions of leading consumer product businesses and product lines. The following table lists the principal businesses and products which the Corporation has acquired since 1987:


        Date                 Business or Products
        ----                 --------------------

        October 1987         Ekco Housewares, Inc. (bakeware and kitchen tools
                             and gadgets)

        January 1989         Woodstream Corporation (non-poisonous and low-toxic pest
                             control products)

        December 1989        Non-poisonous pest control product line of McGill Metal
                             Products Company

        December 1991        Animal care product line of Beacon Industries, Inc.

        January 1992         Frem Corporation (molded plastic houseware and office
                             products)

        April 1993           Kellogg Brush Manufacturing Co. (brushes, brooms and mops)



        The Corporation's strategy is to continue pursuing acquisitions, internal expansion and operating improvements. Management believes that there continues to be significant acquisition opportunities due, among other things, to the large number of companies in the consumer product and houseware industries that are facing increased pressures from retailers to provide greater levels of service and support. The Corporation intends to use available funds, borrowed funds and proceeds from the issuance of additional debt or equity securities to make acquisitions, to provide working capital and for general corporate purposes to the extent permitted by the terms of its various financing agreements or consented to by its lenders. There can be no assurance, however, that capital to finance acquisitions will be available or that the terms with respect thereto will permit the Corporation to complete strategic acquisitions on a profitable basis in the future.

        The Corporation markets its product lines directly through its own sales force to major retail stores and through distributors and manufacturer representatives. Products are primarily purchased from the Corporation by businesses located in the United States and Canada, including mass merchandising stores, supermarkets, hardware stores, drug and variety stores, office "superstores" and other retail outlets and by wholesalers who resell to such retailers. The Corporation's products are marketed outside the United States and Canada through distributors and agents who provide marketing support to grocery stores, mass merchandising stores, specialty stores and department stores.


---------------------------------

Ekco(R), Baker's Secret(R), Victor(R), Havahart(R), Beacon(R), Baker's Secret Pro(R), Frem(R) and Frem Better by Design(R) are registered trademarks of subsidiaries of the registrant. Best Results Professional(TM), Woodstream(TM), Buddy Box(TM) and Captain Hook(TM) are trademarks of subsidiaries of the registrant.

                                   THE PLAN

        The text of the Plan consists of the following questions and answers:

PURPOSE
-------

1.      What is the purpose of the Plan?

        The purpose of the Plan is to provide stockholders with a convenient and simple method of investing in additional shares of Common Stock without fees of any kind. The shares acquired under the Plan will be purchased by the Agent (as hereinafter defined) either from the Corporation, in the market or from private sources. To the extent shares are sold by the Corporation, the Plan will provide additional funds to the Corporation. The Corporation intends to add the proceeds of such sales to the general funds of the Corporation for general corporate purposes.

ADVANTAGES
----------

2.      What are the advantages of the Plan?

        A participant in the Plan may have cash dividends on all or less than all shares of Common Stock automatically reinvested, or may invest in additional shares of Common Stock by making optional cash purchases ("optional payments") of a minimum of $10 per payment and up to $10,000 per calendar quarter. Participants in the Plan pay no brokerage fee or service charge in connection with purchases under the Plan. Funds are fully invested through the purchase of fractions of shares, as well as full shares, and proportionate cash dividends on fractions of shares will be used to purchase additional shares. Participants may avoid the necessity of safekeeping their certificates for shares credited to their accounts by leaving the shares with the Agent. A statement of account will be provided to you after each quarterly investment and each optional cash investment.

ADMINISTRATION
--------------

3.      Who will administer the Plan?

        American Stock Transfer & Trust Company (the "Agent"), will administer the Plan, keep records, send statements of account activity to participants and perform other duties related to the Plan. Certificates for shares purchased under the Plan will be held in safekeeping by the Agent in the Agent's name or in the Agent's nominee's name unless a participant requests delivery of certificates for some or all of his or her shares. Participants may contact the Agent by writing to American Stock Transfer & Trust Company, 40 Wall
Street, 46th Floor, New York, New York 10005, Attention: Dividend Reinvestment, or by telephoning the Agent at 1-800-278-4353.

PARTICIPATION
-------------

4.      Who is eligible to participate?

        You are an eligible holder of Common Stock ("Eligible Stockholder") and may therefore participate in the Plan if you qualify as either one of the following: (a) you are a stockholder whose shares of Common Stock are registered on the stock transfer books of the Corporation in your name (a "Registered Owner") or (b) you are a stockholder who has beneficial ownership of shares of Common Stock (a "Beneficial Owner") that are registered in a name other than your own, such as in the name of a broker, a bank nominee or trustee. While a Registered Owner may participate in the Plan directly, a Beneficial Owner must either become a Registered Owner, by having such shares transferred into his or her own name, or must make arrangements with his or her broker, bank nominee or trustee to participate in the Plan on his or her behalf.

        Your right to participate in the Plan is not transferable apart from a transfer of your underlying Common Stock to another person.

        You or, if appropriate, your broker, bank nominee or trustee must supply the Agent with your valid social security number or taxpayer identification number in order to be eligible to participate.

5. How does an Eligible Stockholder participate and when is participation effective?

        A holder of record may join the Plan at any time by signing the Authorization Card which accompanies this Prospectus and returning it to the Agent. An additional Authorization Card may be obtained at any time by written request to the Agent. A shareholder electing to join the Plan may participate with respect to any number of shares owned of record.

        Reinvestment of dividends commences with the first dividend paid after such stockholder joins the Plan, provided that an Authorization Card is received from such stockholder by the Agent before the record date for such dividend. Participation will begin with the next relevant Investment Date (see answer to Question 8 below) following receipt by the Agent of the Authorization Card for optional payments.

6.      When and in what amounts may optional payments be made?

        A participant may at any time make optional payments of a minimum of $10 per payment and up to a maximum of $10,000 per calendar quarter. Since no interest is paid, participants may wish to send optional payments so as to reach the Agent shortly before an Investment Date for optional payments (see answer to Question 8 below). A participant may make an optional payment upon joining the Plan by enclosing a check or money order (payable in United States dollars to "American Stock Transfer & Trust Company, Agent") with the Authorization Card. Thereafter, optional payments may be made by such a participant through the use of a cash payment form which will be attached to each statement of account.

PURCHASES AND PRICE OF SHARES
-----------------------------

7.      How will the price of shares purchased under the Plan be determined?

        The Agent will purchase the shares from the Corporation to the extent the Corporation makes shares available. The Agent will purchase any other shares required for the Plan in the market or from private sources. The price of shares purchased from the Corporation will be the average of the high and low sales prices of the Common Stock on the relevant Investment Date as reported on the New York Stock Exchange consolidated tape. The price of shares purchased in the market or from private sources will be the average cost of all shares so purchased with respect to the relevant Investment Date (see answers to Questions 8 and 9 below).

8.      When is the Investment Date?

        In any calendar month in which a cash dividend is payable, the Investment Date will be the dividend payment date if a business day; if not a business day, the Investment Date will be the next succeeding business day.

        In all other calendar months, the Investment Date will be the tenth day of that month if a business day; if not a business day, the Investment Date will be the next succeeding business day. The first Investment Date will be May 10, 1995.

        No shares will be purchased with optional payments in the thirty (30) day period preceding any dividend payment date until the Common Stock is traded ex-dividend.

9.      How many shares will be purchased for participants?

        The number of shares to be purchased for a participant will depend on the amount of the participant's dividend or optional payment or both and the price of the shares. Each participant's account will be credited with the number of shares, including fractions to three decimal places, equal to the total of a participant's funds available for investment, divided by the purchase price described in the answer to Question 7 above.

10.     When will the shares be purchased?

        Shares acquired from the Corporation will be purchased for the accounts of the participants as of the close of business on the relevant Investment Date. Shares acquired in the market or from private sources will be purchased promptly by the Agent and in no event later than thirty days after a relevant Investment Date. Except where necessary under any applicable federal securities law, these purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market or by negotiated transactions, and are subject to such terms and conditions, including price and delivery, to which the Agent may agree. Dividends and voting rights will commence upon settlement, which will normally be three business days after the purchase, whether from the Corporation or any other source. For the purpose of making purchases, the Agent will commingle each participant's funds with those of all other participants.

REPORTS TO PARTICIPANTS
-----------------------

11.     What kind of reports will be sent to participants in the Plan?

        After each purchase, each participant will receive a statement of cumulative investments for the year, including share price for tax purposes. In addition, each participant will receive, from time to time, copies of all communications sent to every other stockholder.

CERTIFICATES FOR SHARES
-----------------------

12.     Will certificates be issued for shares purchased?

        Certificates for shares purchased under the Plan will be held in safekeeping by the Agent in its name or the Agent's nominee's name. The number of shares (including fractional interests) held for each participant will be shown on each statement of account. No fractional share certificates will be issued. Certificates for any number of whole shares credited to any account will be delivered to a participant upon written request to the Agent. Any remaining full or fractional shares will continue to be credited to the account.

WITHDRAWALS
-----------

13. How does a participant withdraw from the Plan and how are shares distributed upon withdrawal?

        A participant may withdraw from the Plan at any time by written notice to the Agent. Upon withdrawal from the Plan, certificates for whole shares held for a participant will be sent to the participant with a cash payment for any fraction of a share being held. Fractions of shares will be valued at the closing market price of the

Common Stock as reported on the New York Stock Exchange consolidated tape on the date the withdrawal is effective, less any applicable stock transfer tax.

14.     When does a withdrawal from the Plan become effective?

        Withdrawal is normally effective when notice is received by the Agent. However, if the notice of withdrawal is received after a dividend record date and before the related dividend payment date, the withdrawal will be effective after that dividend payment date. The dividend paid on that date and any optional payment will be invested under the Plan. The withdrawal will be processed after the participant's account has been credited with the shares purchased. When a participant withdraws from the Plan, or upon termination of the Plan by the Corporation, certificates for whole shares credited to the participant's account under the Plan will be issued to the participant and a cash payment will be made for any fraction of a share based on the valuation as described in the answer to Question 13 above.

15.     May a participant request return of an optional payment?

        Any optional payment not already invested will be refunded upon the participant's written request received by the Agent at least 48 hours prior to the relevant Investment Date.

RESALE RESTRICTIONS
-------------------

16. Are employees restricted in any way from reselling Common Stock acquired under the Plan?

        Some employees are so restricted. Employees who are "affiliates" of the Corporation, as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), may not publicly re-offer shares acquired under the Plan except pursuant to Rule 144 of the Securities Act or pursuant to an effective registration statement. Rule 405 defines an "affiliate" as a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with the Corporation. Directors and certain officers of the Corporation may be "affiliates" of the Corporation under this definition. The Corporation has no present intention of filing a registration statement which would permit the Corporation's "affiliates" to re-offer Common Stock acquired under the Plan other than pursuant to Rule 144 of the Securities Act.

        Provided that employees who are not affiliates of the Corporation comply with all relevant federal and state securities laws and regulations, they are free to sell, at any time, the Common Stock acquired under the Plan.

        Directors and certain executive officers of the Corporation participating in the Plan are subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), with respect to purchases of Common Stock made under the Plan with optional cash payments. While such directors and officers are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of Common Stock made under the Plan with reinvested dividends, such purchases must be disclosed on annual reports filed pursuant to Section 16(a) of the Exchange Act.

LIMITATIONS ON PARTICIPATION
----------------------------

17. Are there limitations on participation in the Plan other than those described above?

        The Corporation reserves the right to limit participation in the Plan for any reason, even if a stockholder is otherwise eligible to participate. Some stockholders may be residents of jurisdictions in which the Corporation determines that it may not legally or economically offer its shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. The Corporation has no present plans to limit participation in the Plan by any stockholder of record for reasons other than those set forth above, but it reserves such right in the event that it determines in its sole discretion that such limitation may be in the best interests of the Corporation.

TAX CONSEQUENCES
----------------

18. What are the federal income tax consequences of participation in the Plan?

        The amount of cash dividends paid by the Corporation must be included in income even though reinvested under the Plan. The cost basis for federal income tax purposes of any shares acquired through the Plan will be the price at which the shares are purchased by the Agent for the account of the participant. That is, (a) for shares purchased from the Corporation, the average of the high and low sales prices for the shares on the relevant Investment Date as reported on the New York Stock Exchange consolidated tape, or (b) for shares purchased in the market or from private sources, the average cost of all shares so purchased with respect to the relevant Investment Date. In connection with market purchases, brokerage commissions paid by the Corporation on a participant's behalf are to be treated as distributions subject to income tax in the same manner as dividends, and such amounts will be included in the cost basis of shares purchased. The information return sent to participants and the IRS at year-end will show such amounts paid on behalf of participants.

        A participant will realize gain or loss when shares are sold or exchanged after withdrawal from, or termination of, the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis therein. Gain will be long term if the participant's holding period for the shares exceeds one year. The holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

        The Corporation believes the foregoing is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus, but participants should consult with their own advisers for advice applicable to their particular situations.

SALE OF PLAN SHARES
-------------------

19.     When and how may a participant sell shares held in this Plan?

        Any participant, including a participant who is withdrawing from the Plan, may sell some or all of his or her shares in the Plan in the market through the participant's broker. If a participant elects to sell through a broker, he or she must first request the Agent to send the participant a certificate or certificates representing the requested number of shares in the Plan credited to the participant's account. As soon as practicable after receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the participant in his or her name as it appears in the participant's Plan account, unless other instructions are provided in writing.

        A participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk that the price of the Common Stock may decrease between the time that the participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the participant.

MISCELLANEOUS
-------------

20. What happens if a participant sells or transfers all the shares held of record in the participant's name?

        A participant may continue to reinvest cash dividends on shares held under the Plan even though all shares held of record in the participant's name have been sold or transferred.

21. What happens if the Corporation declares a stock split, stock dividend or makes a rights offering?

        Any stock dividends or split shares distributed by the Corporation on shares credited to a participant's Plan account will be added to the account. Stock dividends or split shares distributed on shares registered in a participant's name will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

        In the event of a rights offering, the participant will receive rights based upon the total number of whole shares owned (that is, the total number of shares registered in the participant's name and the total number of whole shares held in the account).

22.     How will shares be voted at shareholders' meetings?

        Shares held in a dividend reinvestment account may be voted in person or by the same proxy sent for the shares registered in the participant's own name. If no shares are registered in a participant's name, a proxy will be sent for any whole shares held under the Plan. Shares held pursuant to the Plan for which no proxy is received will not be voted.

23. Are there limitations on the liabilities of the Corporation and the Agent under the Plan?

        Neither the Corporation nor the Agent will be liable in administering the Plan for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a participant's account upon such a participant's death or with respect to the prices, or times at which, or sources from which, shares are purchased for participants.

24.     May the Plan be changed or terminated?

        The Corporation may suspend, modify or terminate the Plan at any time. Notice of such suspension, modification or termination will be sent to all participants. No such event will affect any shares then credited to a participant's account.

25.     Who bears the risk of market price fluctuations in the Common Stock?

        A participant's investment in shares acquired under the Plan is no different from an investment in any equity security purchased and held directly. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him or her in the Plan or otherwise. However, because purchase prices for shares purchased under the Plan are established on an Investment Date, a participant loses any advantage otherwise available from being able to select the timing of share purchases. A participant should also note that the timing of distributions and processing of distributions and requests for issuance of certificates for Plan shares may affect the availability of the shares to the participant for resale.

                               USE OF PROCEEDS

        The Corporation intends to use the proceeds from the sale of its Common Stock for general corporate purposes, including making acquisitions.

                                 COMMON STOCK

        Holders of Common Stock of the Corporation are entitled to share equally, share for share, in dividends payable in cash, stock or other property, where, as and if declared by the Corporation's Board of Directors. In the event of any liquidation, dissolution or winding-up, holders of Common Stock are entitled to receive, on a share for share basis, any assets or funds of the Corporation that are distributable to its holders of Common Stock upon such events. Holders of Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders. Holders of Common Stock are
not entitled to preemptive rights or to cumulative voting rights.   The shares
of Common Stock issued or to be issued upon receipt of payment therefor by the Corporation in accordance with the terms set forth in the Plan will be validly issued, fully paid and non-assessable.

        In 1987, the Board of Directors of the Corporation declared a dividend payable to stockholders of record as of April 9, 1987, of one preferred share purchase right ("Right") for each outstanding share of Common Stock. In 1988, 1989 and 1992, the Corporation's Board of Directors amended the preferred share purchase rights plan. The amended plan provides that each Right, when exercisable, will entitle the holder thereof until April 9, 1997, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at an exercise price of $20, subject to certain anti-dilution adjustments. The Rights will not be exercisable or transferable apart from shares of Common Stock until the earlier of (i) the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, other than, so long as certain conditions are met, as a result of the beneficial ownership of certain Common Stock or securities convertible into Common Stock held by The 1818 Fund, L.P., a Delaware limited partnership, (an "Acquiring Person"), or
(ii) the tenth day after a person commences, or announces an intention to commence, a tender or exchange offer for 15% or more of the outstanding shares of Common Stock. The Rights are redeemable by the Corporation at $.02 per Right at any time prior to the time that a person or group becomes an Acquiring Person.

        In the event that the Corporation is a party to a merger or other business combination transaction in which the Corporation is not the surviving entity, each Right will entitle the holder to purchase, at the exercise price of the Right, that number of shares of the common stock of the acquiring company which, at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, if a person or group becomes an Acquiring Person, each Right not owned by such person or group would become exercisable for the number of shares of Common Stock which, at that time, would have a market value of two times the exercise price of the Right.

                              COMMON STOCK PRICE

        The Common Stock is listed on the New York Stock Exchange under the symbol "EKO." On March 24, 1995, the last reported sale price of the Corporation's Common Stock on the New York Stock Exchange was $6.25 as reported by The Wall Street Journal.

                            AVAILABLE INFORMATION

        The Corporation is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Proxy statements, reports and other information concerning the Corporation can be inspected and copied at the facilities maintained by the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional

Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy material and other information concerning the Corporation also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Corporation has filed with the Commission under the Securities Act and to which reference is hereby made which may be obtained from the Public Reference Section of the Commission at its principal office, at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

                     DOCUMENTS INCORPORATED BY REFERENCE

        There are incorporated hereby by reference the following documents:

        1. The Corporation's Annual Report on Form 10-K for the year ended January 2, 1994, filed with the Commission pursuant to the Exchange Act.

        2. The Corporation's Quarterly Reports on Form 10-Q for the quarters ended April 3, 1994; July 3, 1994 and October 2, 1994, filed with the Commission pursuant to the Exchange Act.

        3. The Corporation's Current Report on Form 8-K filed with the Commission on April 20, 1994 pursuant to the Exchange Act.

        4. The description of the Corporation's common stock and preferred stock purchase rights contained in its registration statements on Form 8-A filed with the Commission on November 7, 1973 and April 7, 1987, respectively, including any amendments or reports filed for the purpose of updating such descriptions.

        Such incorporation by reference shall not be deemed to specifically incorporate herein the information referred to in Item 402(a)(8) of Regulation S-K. All other documents filed with the Commission by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of Common Stock are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents into this Prospectus. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or
supersedes such statement.   Any statement so modified or superseded shall not
be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the Exhibits to such documents. Written requests should be mailed to Neil R. Gordon, Treasurer, Ekco Group, Inc., 98 Spit Brook Road, Suite 102, Nashua, New Hampshire 03062. Telephone requests may be directed to (603) 888-1212.

                              VALIDITY OF SHARES

        The validity of the shares of Common Stock offered hereby has been passed upon for the Corporation by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                   EXPERTS

        The consolidated balance sheet of the Corporation as of January 2, 1994 and the related statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the three year period ended January 2, 1994 appearing in the Corporation's current report on Form 8-K filed April 20, 1994 and the related consolidated financial statement schedules for the three fiscal years ended January 2, 1994 appearing in or incorporated by reference in the Corporation's 1993 Annual Report on Form 10-K for the fiscal year ended January 2, 1994 and this Form S-3 have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP pertaining to such financial statements and schedules and upon the authority of said firm as experts in auditing and accounting.

                               INDEMNIFICATION

LIMITATION OF LIABILITY AND INDEMNIFICATION

        Section 145 of the General Corporate Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

        The Corporation's Certificate of Incorporation provides that, from and after February 12, 1987, a director will not be liable for monetary damages for breaches of his or her fiduciary duty of care except for liability when the director (a) breaches his or her duty of loyalty to the Corporation or its stockholders, (b) acts or fails to act otherwise than in good faith or engages in intentional misconduct or knowingly violates the law, (d) authorizes payment of a dividend or stock repurchase which is illegal under Delaware law, or (d) enters into a transaction from which he obtains an improper personal benefit.

        The Bylaws of the Corporation authorize the Corporation to indemnify, to the fullest extent permitted by law, its present and former directors and officers (and their heirs, executors and administrators) with respect to expenses (including attorneys' fees), judgments, fines and settlement payments incurred because of any claim made after July 30, 1986 in any threatened, pending or completed action against them while serving in their capacities as directors or officers of the Corporation or with another entity at the Corporation's request. The Bylaws state that any agreement for indemnification of any director or officer may provide indemnification rights which are broader or otherwise different from those set forth in the Bylaws. The Bylaws provide that the indemnity provisions are intended to grant an enforceable right to indemnification in accordance with their terms. The Bylaws, therefore, require indemnification under certain circumstances where Delaware law permits but does not require such indemnification and may require or permit indemnification in a specific case without compliance with the terms of one or more of the provisions of Delaware law.

INDEMNITY AGREEMENTS

        The Corporation has Indemnity Agreements with each person who has served as an officer or director since April 1, 1987. The Indemnity Agreements provide that the Corporation, in accordance with the terms and conditions thereof, will pay on behalf of the indemnitee (and his executors, administrators or assigns) any amount which he or she is or becomes legally obligated to pay because of any claim made against him or her after July 30, 1986 because of any past, present or future act, omission or breach of duty, including any actual or alleged error or misstatement or misleading statement committed or suffered while the indemnitee was, is or may in the future be acting in his or her capacity as, or solely because of his or her being, a director or officer of the Corporation and/or a subsidiary of the Corporation. The Corporation will not be liable under the Indemnity Agreements to make any payment in connection with any claim made against the indemnitee under certain circumstances, including a claim based upon the indemnitee's gaining in fact any personal profit or advantage to which he or she was not legally entitled. The Corporation must consent to incurring any costs, charges and expenses covered by the Indemnity Agreements.

        The Delaware General Corporation Law, the Corporation's Certificate of Incorporation, the Bylaws and the Indemnity Agreements authorize the Corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act. The Corporation also has a policy insuring directors and officers of the Corporation against certain liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                CORRESPONDENCE

        All correspondence concerning the Plan should be addressed to:

                   AMERICAN STOCK TRANSFER & TRUST COMPANY
                          40 WALL STREET, 46TH FLOOR
                             NEW YORK, NY  10005
                       ATTENTION: DIVIDEND REINVESTMENT

                      Telephone Number:  1-800-278-4353
                      Facsimile Number:  1-718-234-1440

               ______________________

                 TABLE OF CONTENTS
                                                    Page
                                                    ----
Ekco Group, Inc.  . . . . . . . . . . . . . . . .    2                            EKCO GROUP, INC.
The Plan  . . . . . . . . . . . . . . . . . . . .    4
Purpose . . . . . . . . . . . . . . . . . . . . .    4
Advantages  . . . . . . . . . . . . . . . . . . .    4
Administration  . . . . . . . . . . . . . . . . .    4
Participation . . . . . . . . . . . . . . . . . .    4
Purchases and Price of Shares . . . . . . . . . .    5
Reports to Participants . . . . . . . . . . . . .    6
Certificates for Shares . . . . . . . . . . . . .    6
Withdrawals . . . . . . . . . . . . . . . . . . .    6
Resale Restrictions . . . . . . . . . . . . . . .    7
Limitations on Participation  . . . . . . . . . .    7
Tax Consequences  . . . . . . . . . . . . . . . .    8
Sale of Plan Shares . . . . . . . . . . . . . . .    8
Miscellaneous . . . . . . . . . . . . . . . . . .    9
Use of Proceeds . . . . . . . . . . . . . . . . .   10
Common Stock  . . . . . . . . . . . . . . . . . .   10
Common Stock Price  . . . . . . . . . . . . . . .   10
Available Information . . . . . . . . . . . . . .   10
Documents Incorporated by Reference . . . . . . .   11
Validity of Shares  . . . . . . . . . . . . . . .   11
Experts . . . . . . . . . . . . . . . . . . . . .   12
Indemnification . . . . . . . . . . . . . . . . .   12
Limitation of Liability and                                                    DIVIDEND REINVESTMENT AND
 Indemnification  . . . . . . . . . . . . . . . .   12                            STOCK PURCHASE PLAN
Indemnity Agreements  . . . . . . . . . . . . . .   12
Correspondence  . . . . . . . . . . . . . . . . .   13

                ______________________

No dealer, salesperson or other individual has
been authorized to give any information or make
any representations other than those contained or
incorporated by reference in this Prospectus in
connection with the offer made by this Prospectus
and, if given or made, such information or
representation must not be relied upon as having
been authorized by the Corporation.  Neither the
delivery of this Prospectus nor any sale made
hereunder shall under any circumstances create an
implication that there has been a change in the
affairs of the Corporation since the date hereof.
This Prospectus does not constitute an offer or
solicitation by anyone in any jurisdiction which                                   March 30, 1995
such offer or solicitation is not authorized or in
which the person making such offer or solicitation
is not qualified to do so or to anyone to whom it
is unlawful to make such offer or solicitation.


               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.         Other Expenses of Issuance and Distribution.

   The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

         Registration fee                                                                   $ 1,066.73
         NYSE fee                                                                             1,500.00
         Blue sky expenses                                                                    1,300.00
         Legal fees and expenses                                                             15,000.00
         Miscellaneous                                                                        3,800.00
                                                                                            ----------
         Total                                                                              $22,666.73

______________________

         All expenses in connection with the issuance and distribution of the securities being offered will be borne by the Corporation.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Included in Part I of this registration statement.

ITEM 16.  EXHIBITS

         EXHIBIT NO.      DESCRIPTION

         4.1(a) Copy of Restated Certificate of Incorporation dated February 17, 1987, as amended (incorporated herein by reference to Exhibit 3.1(a) to Form 10-K for the year ended December 31, 1989).

         4.1(b) Copy of Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1(b) to Form 10-K for the year ended January 2, 1994).

         4.1(c) Copy of Rights Agreement dated as of March 27, 1987, including Form of Rights Certificate and Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as amended (incorporated herein by reference to Exhibit 4.1 to Form 10-K for the year ended January 2, 1994).

         4.2 Copy of Certificate of Designations of Series B ESOP Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1(d) to Form 10-K for the year ended January 1, 1989).

         4.3 Copy of Bylaws as currently in effect (incorporated herein by reference to Exhibit 3.2 to Form 10-K for the year ended December 29, 1991).

         5 Opinion of counsel as to the legality of securities being registered.

         24.1             Consent of KPMG Peat Marwick LLP.

         24.2             Consent of counsel.  (Reference is made to Exhibit 5.)

         25               Power of Attorney to file future amendments (Part II).

ITEM 17.  UNDERTAKINGS.

         A.      Rule 415 Offering

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY
                 REFERENCE

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Ekco Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, New Hampshire, on the 30th day of March, 1995.

                                        EKCO GROUP, INC.



                                        By:  /s/ Robert Stein
                                             ---------------------------------
                                             Robert Stein, President and Chief
                                             Executive Officer


         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Robert Stein and Jeffrey A. Weinstein, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                      Capacity                                    Date
        ---------                                      --------                                    ----


/s/ Robert Stein
---------------------------------------        President, Chief Executive                      March 30, 1995
Robert Stein                                   Officer and Director
                                               (Principal Executive Officer)


/s/ Donato A. DeNovellis
---------------------------------------        Executive Vice President and                    March 30, 1995
Donato A. DeNovellis                           Chief Financial Officer
                                               (Principal Financial Officer)


/s/ Brian R. McQuesten
---------------------------------------        Controller (Principal Accounting                March 30, 1995
Brian R. McQuesten                             Officer)



/s/ Jeffrey A. Weinstein
---------------------------------------        Executive Vice President, Secretary,            March 30, 1995
Jeffrey A. Weinstein                           General Counsel and Director



/s/ Andrew D. Dunn
---------------------------------------        Director                                        March 30, 1995
Andrew D. Dunn


/s/ T. Michael Long
---------------------------------------        Director                                        March 30, 1995
T. Michael Long


/s/ Stuart B. Ross
---------------------------------------        Director                                        March 30, 1995
Stuart B. Ross


/s/ Bill W. Sorenson
---------------------------------------        Director                                        March 30, 1995
Bill W. Sorenson


/s/ Herbert M. Stein
---------------------------------------        Director                                        March 30, 1995
Herbert M. Stein

                        INDEX TO EXHIBITS FILED HEREWITH



   Exhibit No.                                        Description                                     Page *
   ----------                                         -----------                                     ----

       5                  Opinion of counsel as to the legality of securities being registered.

       24.1               Consent of KPMG Peat Marwick LLP.

       24.2               Consent of counsel.  (Reference is made to Exhibit 5.)

       25                 Power of attorney to file future amendments (Part II).

______________________
*      Refers to sequentially numbered copy.
